Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dual dated March 31, 2023 and March 27, 2024, relating to the financial statements of Gaxos.AI Inc. as of and for the year ended December 31, 2022.

/s/ D. Brooks and Associates CPAs, P.A.
D. Brooks and Associates CPAs, P.A.
Palm Beach, FL

April 4, 2024